Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

of

PharmaCyte Biotech, Inc.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Kenneth L. Waggoner, hereby certifies that:

1.	He is the duly elected Chief Executive Officer, President and General Counsel of PharmaCyte Biotech, Inc., a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by Unanimous Written Consent on September ___, 2019 authorizing and approving the Certificate of Designation of Preferences and Rights of Series A Preferred Stock of the Corporation set forth below.

3.	No shares of Series A Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

PharmaCyte Biotech, Inc.

By: /s/ Kenneth L. Waggoner

Printed Name: Kenneth L. Waggoner

Chief Executive Officer

President and General Counsel

Dated: September 26, 2019

1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

of

PharmaCyte Biotech, Inc.

a Nevada corporation

The undersigned Chief Executive Officer, President and General Counsel of PharmaCyte Biotech, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as Series A Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 1,490,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board dated September 17, 2019, the Board designated one share of the Preferred Stock as Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A PREFERRED STOCK

Section 1.                Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.0001 per share of the Corporation (“Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (“Certificate of Designations”). For purposes hereof, the holder of the share of Series A Preferred Stock shall be referred to as a “Series A Holder.”

(a)               Number. The number of authorized shares of the Series A Preferred Stock is one (1) share.

(b)               Vote. Other than as set forth in Section 1(h) and Section 1(i), the share of Series A Preferred Stock shall have a number of votes at any time equal to: (i) the number of votes then held or entitled to be made by all other equity securities of the Corporation, including, without limitation, the common stock, par value $0.0001 per share, of the Corporation (“Common Stock”), debt securities of the Corporation or pursuant to any other agreement, contract or understanding of the Corporation; plus (ii) one (1). The Series A Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series A Preferred Stock is issued and outstanding and shall constitute the same class as the Common Stock for the purposes of any such vote. The Series A Preferred Stock shall not have the right to vote on any matter as to which solely another class of Preferred Stock of the Corporation is entitled to vote pursuant to the certificate of designations of such other class of Preferred Stock of the Corporation.

2

(c)               No Transfer; Redemption. The share of Series A Preferred Stock may not be transferred by the original Series A Holder to whom the share of Series A Preferred Stock is initially issued by the Corporation, and any attempted transfer of such shares of Series A Preferred Stock, whether voluntary or by operation of law or otherwise, shall be void ab initio and of no force or effect and the Corporation shall not recognize the purposed transferee thereof as the holder of the share of Series A Preferred Stock, and such share of Series A Preferred Stock shall be deemed automatically redeemed by the Corporation as of immediately prior to any such transfer or attempted transfer, and the Series A Holder shall thereafter be entitled to receive solely a redemption price of $1.00 therefor. The Corporation may redeem the share of Series A Preferred Stock at any time for a redemption price of $1.00 paid to the Series A Holder.

(d)               No Conversion. The Series A Preferred Stock shall not be convertible into shares of any other class of stock of the Corporation.

(e)               No Dividends. The Series A Preferred Stock shall not be entitled to receive any dividends paid on any other class of stock of the Corporation.

(f)                No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series A Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation and shall not participate with the Common Stock or any other class of stock of the Corporation therein.

(g)               No Participation. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation.

(h)               Amendment. The Corporation may not, and shall not, amend this Certificate of Designations without the prior written consent of the Series A Holder, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Corporation.

(i)                 Protective Provisions. In addition to any other rights and restrictions provided under applicable law, without first obtaining the affirmative vote or written consent of the Series A Holder, with the share of Series A Preferred Stock having one (1) vote on such matter, the Corporation shall not amend or repeal any provision of this Certificate of Designations, including by merger, consolidation or otherwise, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect. In addition to any other rights and restrictions provided under applicable law, without first obtaining the affirmative vote or written consent of the Series A Holder, with the share of Series A Preferred Stock having one vote on such matter, the Corporation shall not amend or repeal any provision of, or add any provision to, the Articles or bylaws of the Corporation if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock, as reasonably determined by the Series A Holder, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 2.                Miscellaneous.

(a)               Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

3

(b)               Lost or Mutilated Series A Preferred Stock Certificate. If the certificate for the Series A Preferred Stock held by the Series A Holder becomes mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)               Interpretation. If the Series A Holder shall commence a lawsuit, action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such lawsuit, action or proceeding shall be reimbursed by the other party for its or his reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such lawsuit, action or proceeding.

(d)               Waiver. Any waiver by the Corporation of the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e)               Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, PharmaCyte Biotech, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 26th day of September 2019.

PharmaCyte Biotech, Inc.

By: /s/ Kenneth L. Waggoner

Printed Name: Kenneth L. Waggoner

Title: Chief Executive Officer

President and General Counsel

4